Exhibit 2.1

CONTRIBUTION AGREEMENT

by and between

ENVIVA WILMINGTON HOLDINGS, LLC

and

ENVIVA PARTNERS, LP

dated

November 1, 2016

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EXHIBITS

Exhibit A	Definitions
Exhibit B	Form of Interest Conveyance
Exhibit C	Form of Dong Contract Assignment
Exhibit D	Form of Sampson Secondary Supply Agreement
Exhibit E	Form of Sampson-Wilmington Terminal Services Agreement
Exhibit F	Form of Sampson-Chesapeake Terminal Services Agreement Termination
Exhibit G	Registration Rights
Exhibit H	Form of Dong Letter Agreement

DISCLOSURE SCHEDULES

Schedule 1.1	Retained Matters
Schedule 3.4	Transferor Approvals and Consents
Schedule 3.8(a)	Owned Real Property
Schedule 3.8(b)	Punch List Items
Schedule 3.10(a)	Material Contracts
Schedule 3.10(b)	Exceptions to Material Contracts

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of November 1, 2016 (the “Execution Date”), is by and between Enviva Wilmington Holdings, LLC, a Delaware limited liability company (“Transferor”), and Enviva Partners, LP, a Delaware limited partnership (“Transferee”).  Transferor and Transferee are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the Execution Date, Transferor owns 100% of the issued and outstanding limited liability company interests (the “Contributed Interests”) in Enviva Pellets Sampson, LLC, a Delaware limited liability company (“Sampson”), which owns a wood pellet biomass production plant located in Sampson County, North Carolina, capable of producing approximately 515,000 MT of industrial wood pellet biomass per year (the “Sampson Plant”);

WHEREAS, Transferor desires to contribute the Contributed Interests to Transferee in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement;

WHEREAS, such contribution (a) is made pursuant to a contribution of the Contributed Interests by Transferor to Transferee, which shall be treated as immediately followed by (b) a contribution of the Contributed Interests by Transferee to Enviva, LP, a Delaware limited partnership and wholly owned subsidiary of Transferee (“Enviva, LP”); and

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of Enviva Partners GP, LLC, a Delaware limited liability company and the general partner of Transferee (the “General Partner”), has (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the “Financial Advisor”), that the Purchase Price is fair, from a financial point of view, to the Transferee and the holders of common units representing limited partner interests in Transferee, other than the General Partner, Transferor and their respective Affiliates and (ii) determined that the transactions contemplated by the Contribution Documents (as defined herein) to be fair and reasonable to, and in the best interest of, Transferee and the holders of common units of limited partner interests in the Transferee, other than Enviva Holdings, LP and its subsidiaries, including the General Partner, and approved the transactions contemplated by the Contribution Documents, which approval constituted Special Approval (as defined in the First Amended and Restated Agreement of Limited Partnership of Transferee).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENTS

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1                                    Definitions.  In addition to the terms defined in the body of this Agreement, capitalized terms used herein will have the meanings given to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

Section 1.2                                    Rules of Construction.

All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits of and to this Agreement unless otherwise specified.  The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(a)                                 If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neuter genders and vice versa. The term “includes” or “including” shall mean “including without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  The phrase “ordinary course of business” shall mean, with respect to a particular Person, the ordinary course of business of such Person consistent with past practice in all material respects.

(b)                                 The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c)                                  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(d)                                 All references to currency and “$” herein shall be to, and all payments required hereunder shall be paid in, United States dollars.

(e)                                  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
CLOSING AND RELATED MATTERS

Section 2.1                                    Contribution of Contributed Interests.  Subject to the express terms and conditions hereof, at the Closing, Transferor shall contribute, convey, assign, transfer, and deliver the Contributed Interests to Enviva, LP and Transferee shall cause Enviva, LP to acquire and accept the Contributed Interests, in exchange for the consideration set forth in Section 2.2.

Section 2.2                                    Consideration.  At the Closing, in consideration for the contribution of the Contributed Interests, Transferee shall pay to Transferor or its designees (as set forth in Section 2.4(b)) an aggregate amount equal to $175,000,000.00 (the “Purchase Price”), which shall consist of (a) $145,000,000.00 in cash (the “Cash Consideration”) and (b) a number of Transferee Units equal to the quotient of $30,000,000.00 divided by the Sale Unit Price (the “New Common Units”), subject to adjustment as set forth in Section 2.5.

Section 2.3                                    Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. local time at the offices of Vinson & Elkins L.L.P., 666 Fifth Avenue, 26th Floor, New York, New York 10103, on the later of (a) the third Business Day following the satisfaction or waiver of the conditions in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) to be satisfied or waived, and (b) January 3, 2017, or at such other time and place as the Parties mutually agree (the “Closing Date”). Notwithstanding anything to the contrary in the Contribution Documents, for accounting purposes only, title to, ownership of and control over the Contributed Interests and the Business shall pass to Enviva, LP effective as of 12:01 a.m., Eastern Time, on the Closing Date.

Section 2.4                                    Deliveries at Closing.

(a)                                 By Transferor.  Subject to the terms and conditions of this Agreement, at the Closing, Transferor shall deliver to Transferee each of the following items:

(i)                                     a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied, duly executed by a Responsible Officer of Transferor;

(ii)                                  a counterpart to the instrument of transfer with respect to the transfer of the Contributed Interests to Enviva, LP in substantially the form attached hereto as Exhibit B (the “Interest Conveyance”), duly executed by Transferor;

(iii)                               a counterpart to the instrument of assignment with respect to the assignment to Enviva, LP of the Dong Contract in substantially the form attached hereto as Exhibit C (the “Dong Contract Assignment”), duly executed by Sampson;

(iv)                              a counterpart or counterparts to the notice to Dong from Enviva, LP and Sampson with respect to the assignment to Enviva, LP of the Dong Contract pursuant to the Dong Contract Assignment in substantially the form attached hereto as Exhibit H (the “Dong Letter Agreement”), duly executed by Sampson and acknowledged by Dong;

(v)                                 a counterpart to the Sampson Secondary Supply Agreement between Transferee, as seller, and Transferor, as buyer, in substantially the form attached hereto as Exhibit D (the “Sampson Secondary Supply Agreement”), duly executed by Transferor;

(vi)                              a counterpart to the DAP Terminal Services Agreement between Enviva, LP and Enviva Port of Wilmington, LLC (“Wilmington”) in substantially the form attached hereto as Exhibit E (the “Sampson-Wilmington Terminal Services Agreement”), duly executed by Wilmington;

(vii)                           a counterpart to the termination agreement with respect to the termination of the Sampson-Chesapeake Terminal Services Agreement in substantially the form attached hereto as Exhibit F (the “Sampson-Chesapeake Terminal Services Agreement Termination”), duly executed by Sampson;

(viii)                        a FIRPTA Certificate, duly executed by Transferor; and

(ix)                              in the event the Hancock Threshold is met, a counterpart to a Registration Rights Agreement including, among other things, provisions incorporating the terms set forth on Exhibit G attached hereto (the “Registration Rights Agreement”), duly executed by Hancock.

(b)                                 By Transferee.  Subject to the terms and conditions of this Agreement, at the Closing, Transferee shall deliver to Transferor (or to the extent specifically set forth below, to Transferor’s designee or with respect to Section 2.4(b)(iii), to Hancock) each of the following items:

(i)                                     a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied, duly executed by a Responsible Officer of the General Partner;

(ii)                                  the Estimated Cash Consideration, by wire transfer of immediately available funds to an account specified by Transferor;

(iii)                               to Hancock, the New Common Units, by issuance of such New Common Units (in book-entry form) by instruction to Transferee’s transfer agent or otherwise, and evidence of such issuance that is reasonably satisfactory to Transferor;

(iv)                              a counterpart to the Interest Conveyance, duly executed by Enviva, LP;

(v)                                 a counterpart to the Dong Contract Assignment, duly executed by Enviva, LP;

(vi)                              a counterpart to the Dong Letter Agreement, duly executed by Enviva, LP;

(vii)                           a counterpart to the Sampson Secondary Supply Agreement, duly executed by Transferee;

(viii)                        a counterpart to the Sampson-Wilmington Terminal Services Agreement, duly executed by Enviva, LP;

(ix)                              a counterpart to the Sampson-Chesapeake Terminal Services Agreement Termination, duly executed by Enviva Port of Chesapeake, LLC; and

(x)                                 in the event the Hancock Threshold is met, a counterpart to the Registration Rights Agreement, duly executed by Transferee.

The issuance of New Common Units to Hancock pursuant to Section 2.4(b)(iii) is intended to reflect (a) the issuance of the New Common Units to Transferor, followed immediately by (b) a distribution of the New Common Units to Hancock, and the Parties shall treat it consistently therewith.

Section 2.5                                    Purchase Price Adjustments.

(a)                                 Estimated Cash Consideration.  At the Closing, the Cash Consideration shall be adjusted by (a) adding to the Cash Consideration the amount (if any) by which the Estimated Closing Net Working Capital exceeds $4,500,000 (the “Target Working Capital”) or (b) subtracting from the Cash Consideration the amount (if any) by which the Target Working Capital exceeds the Estimated Closing Net Working Capital (the Cash Consideration as so adjusted, the “Estimated Cash Consideration”).

(b)                                 At least three Business Days prior to the Closing Date, Transferor shall deliver to Transferee a written statement setting forth Transferor’s good faith estimate (the “Estimated Closing Net Working Capital”) of Sampson’s current assets minus its current liabilities as of 12:01 a.m. on the Closing Date (the “Closing Net Working Capital”), together with reasonably detailed supporting documentation, which (i) shall be determined in a manner consistent with the preparation of the management reports referred to in Section 3.7 and (ii) shall exclude assets arising from or relating to the Retained Matters and liabilities as to which Transferee is entitled to indemnification pursuant to Section 7.2(a)(ii) from current assets and liabilities, respectively.

(c)                                  Within 30 days following the Closing Date, Transferor shall prepare and deliver to Transferee a written statement setting forth Transferor’s good faith calculation of the difference between the Closing Net Working Capital and the Estimated Closing Net Working Capital (the “Net Adjustment Amount”). Within five Business Days after delivery of such statement from Transferor to Transferee, if the Net Adjustment Amount is positive, then Transferee shall pay to Transferor such amount and if the Net Adjustment Amount is negative, then Transferor shall pay to Transferee such amount, in each case by wire transfer of immediately available funds to the account designated by the payee.

(d)                                 Notwithstanding anything to the contrary in this Agreement, prior to or at the Closing, Transferor may cause Sampson to distribute all or any portion of the cash held by Sampson.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING
TRANSFEROR AND SAMPSON

Transferor hereby represents and warrants to Transferee as follows, except as otherwise described in the Disclosure Schedule to any representation or warranty in this Article III:

Section 3.1                                    Organization.

(a)                                 Transferor is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.  Transferor has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Contribution Documents to which it is a party and to perform its obligations under and consummate the transactions contemplated by this Agreement and such other Contribution Documents.

(b)                                 Sampson is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware.  Sampson has all requisite limited liability company power and authority to carry on its business as now being conducted.  Sampson is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of the Business as presently conducted, including the Sampson Plant, makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

Section 3.2                                    Authority; Enforceability.  The execution and delivery by Transferor of this Agreement and the performance by Transferor of its obligations hereunder have been and, as of Closing, the execution and delivery by Transferor of the other Contribution Documents to which it is a party and the performance of its obligations thereunder will have been duly and validly authorized by all necessary limited liability company action.  This Agreement has been, and as of Closing such other Contribution Documents will have been, duly and validly executed and delivered by Transferor.  This Agreement constitutes, and as of the Closing such other Contribution Documents will constitute, the legal, valid, and binding obligations of Transferor enforceable against Transferor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 3.3                                    Title to Contributed Interests.  Transferor owns, holds of record and is the beneficial owner of the Contributed Interests free and clear of all Liens and restrictions on transfer other than (a) those arising pursuant to (i) this Agreement, (ii) Sampson’s Organizational Documents, (iii) applicable securities Laws or (iv) the Retained Matters, or (b) Liens for Taxes not yet due or delinquent or being contested in good faith.  Sampson has no outstanding equity interests other than the Contributed Interests.  There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for limited liability company interests of Sampson issued or granted by Sampson, and there are no agreements of any kind which may obligate Sampson to issue, purchase, redeem or otherwise acquire any of its limited liability company interests, except as may be contained in its Organizational Documents.

Section 3.4                                    No Conflict; Consents and Approvals.  The execution and delivery by Transferor of this Agreement and the other Contribution Documents to which it is a party and the performance by Transferor of its obligations under this Agreement and such other Contribution Documents do not and will not: (i) violate or result in a breach of the Organizational Documents of Transferor or Sampson; (ii) assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed in Schedule 3.4 (“Transferor Approvals and Consents”) and other notifications provided in the ordinary course of business have been made, obtained or given, (A) violate or result in a default in any material respect under any Material Contract to which Transferor or Sampson is a party, (B) violate or result in a breach in any material respect of any Law or order applicable to Transferor or Sampson, (C) require any Governmental Authorization applicable to Transferor or Sampson the absence of which would reasonably be expected to have a Material Adverse Effect, or (D) result in the imposition of any Lien (other than Permitted Liens) on the Contributed Interests, other than Liens created by or on behalf of Transferee.

Section 3.5                                    Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of Transferor, threatened against Transferor or Sampson that (a) challenge the validity or enforceability of the obligations of Transferor under this Agreement or the Contribution Documents to which it is a party, (b) seek to prevent or delay the consummation by Transferor of the transactions contemplated herein, or (c) would reasonably be expected to materially and adversely affect Sampson or the Sampson Plant.  There is no order, judgment, or decree issued or entered by any Governmental Entity imposed upon Transferor or Sampson that, in any such case, would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Business, Sampson or the Sampson Plant.

Section 3.6                                    Ownership.  Sampson does not have any subsidiaries or own equity interests in any Person and is not a party to any Contract for the purchase, subscription, allotment, or issue of any unissued interests, units, or other securities (including convertible securities, warrants, or convertible obligations of any nature) of Sampson other than those arising pursuant to Sampson’s Organizational Documents.

Section 3.7                                    Balance Sheets; No Undisclosed Liabilities.

(a)                                 Transferee has been provided with copies of, or access to, the unaudited balance sheets of Sampson as of and for the 12 months ending December 31, 2015 and as of and for the six months ending June 30, 2016.  Such balance sheets were prepared in a manner consistent with GAAP.

(b)                                 Sampson has operated in the ordinary course of business and has not incurred any obligation or liability of any type (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on an audited balance sheet of Sampson, other than any such liabilities or obligations (i) incurred in the ordinary course of business, (ii) reflected or reserved against in the management reports referred to in Section 3.7(a), (iii) that are to be fully satisfied prior to Closing, or (iv) that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Business, Sampson or the Sampson Plant.

(c)                                  There has not been any damage, destruction or loss to any material portion of the Sampson Plant or any other Assets of Sampson, whether or not covered by insurance, in excess of $1,000,000.

Section 3.8                                    Property.

(a)                                 Schedule 3.8(a) contains a complete list of all of the real property and interests in real property owned in fee by Sampson (including the Sampson Plant).  There are no leases, subleases, or licenses of real property to which Sampson is a party or by which it holds a leasehold interest.  Sampson has good and marketable title to each real property described therein and the improvements thereon, free and clear of all Liens other than Permitted Liens and Liens created pursuant to this Agreement.

(b)                                 The Assets owned by Sampson, together with the Material Contracts, in each case, as of the Execution Date, constitute in all material respects all of the assets used by Sampson in connection with the Business and the operation of the Sampson Plant as operated and conducted by Transferee as of the Execution Date.  The material Assets of Sampson are in good operating condition and in a state of good maintenance and repair in accordance with normal industry practice, ordinary wear and tear excepted. With the exception of the remaining items as of the date hereof set forth on Schedule 3.8(b) (the “Punch List Items”), the Sampson Plant is Substantially Complete. The Punch List Items are all of the actions that remain to be completed or corrected by Sampson or its Affiliates or their respective contractors and subcontractors as of the date hereof, but such list does not include any item of work, alone or in the aggregate, the non-completion of which would be reasonably expected to materially jeopardize the structural, mechanical or electrical integrity of the Sampson Plant, or result in any material breach of Law by Sampson.

Section 3.9                                    Governmental Authorizations; Compliance with Law. Sampson (i) holds all material Governmental Authorizations necessary for the conduct of the Business as presently conducted (including, for the avoidance of doubt, the operation of the Sampson Plant), and all such material Governmental Authorizations are in full force and effect; (ii) is in compliance in all material respects with all such Governmental Authorizations and all applicable Laws and (iii) has not received written notification from any applicable Governmental Entity that it is not in compliance in any material respect with any applicable Laws.

Section 3.10                             Material Contracts.

(a)                                 Schedule 3.10(a) sets forth all Material Contracts.

(b)                                 Except as set forth on Schedule 3.10(b), each of the Material Contracts (i) is in full force and effect in all material respects and (ii) represents the legal, valid and binding obligation of Sampson or Transferor (as applicable) and, to the Knowledge of Transferor, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Neither Sampson, Transferor nor, to the Knowledge of Transferor, any other party is in breach of any Material Contract in any material respect, and none of Transferor or Sampson has received any written notice of termination or breach of any Material Contract.

Section 3.11                             Taxes.

(a)                                 Sampson is disregarded from Transferor for U.S. federal, state and local income tax purposes and no election has been made under Treasury Regulation Section 301.7701-3 to treat Sampson as any type of entity other than a disregarded entity for U.S. federal, state and local income tax purposes;

(b)                                 All Tax Returns that are required to have been filed by or with respect to Sampson or Sampson’s operations and Assets have been timely and properly filed with the appropriate Governmental Entity;

(c)                                  All Taxes that are required to have been paid by or with respect to Sampson or Sampson’s operations and Assets, regardless of whether such Taxes were shown on a Tax Return, have been timely and properly paid in full to the appropriate Governmental Entity;

(d)                                 There are no Liens (other than Permitted Liens) on any of the Assets of Sampson that have arisen in connection with any failure (or alleged failure) to pay any Tax;

(e)                                  Sampson does not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency; and

(f)                                   There are no pending or active audits or legal proceedings regarding any of the Tax Returns described in Section 3.11(c) or any Taxes of or with respect to Sampson or its Assets or, to Transferor’s Knowledge, threatened audits or proposed deficiencies or other claims for unpaid Taxes of Sampson.

Section 3.12                             Environmental Matters.

(a)                                 Sampson and the Sampson Plant have been in compliance in all material respects with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Governmental Authorizations required under all Environmental Laws for the operation of the Sampson Plant in all material respects;

(b)                                 Neither Sampson nor the Sampson Plant is the subject of any outstanding administrative or judicial order or judgment, agreement or arbitration award from any Governmental Entity under any Environmental Laws requiring remediation or the payment of a fine or penalty;

(c)                                  Neither Sampson nor the Sampson Plant is subject to any Legal Proceeding pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law, the outcome of which would reasonably be expected to materially and adversely affect the Business, Sampson or the Sampson Plant;

(d)                                 To the Knowledge of Transferor, there has been no Release by the Sampson Plant, except for any Release either in compliance with applicable Environmental Law, or as would not reasonably be expected to result in a material liability to Sampson under any Environmental Law; and

(e)                                  To the Knowledge of Transferor, there has been no exposure of any Person or property to any Hazardous Substances in violation of Environmental Laws by the operation of the Sampson Plant or the Business except for any such exposure as would not reasonably be expected to result in a material liability to Sampson under any Environmental Law.

Transferee acknowledges that this Section 3.12 shall be deemed to be the only representation and warranty in this Agreement with respect to Hazardous Substances, Releases, or Environmental Laws or any other matter related to or arising under any Environmental Law.

Section 3.13                             Employees and Benefit Plans.  Sampson does not have and has not had any employees or individual service providers on its payroll, nor does it have any material obligation or liability (whether actual, contingent or otherwise) with respect to any employees or individual service providers (other than obligations (x) to independent contractors who perform services for Sampson or (y) pursuant to the Management Services Agreement).  Sampson has not sponsored, maintained, contributed to, or had an obligation to contribute to any plan, policy, understanding, arrangement, written contract or agreement that provides or is designed to provide compensation or benefits to or with respect to employees or individual service providers (each such plan, policy, understanding, arrangement, contract or agreement, a “Benefit Plan”) and does not have any obligation or liability (whether actual, contingent or otherwise) with respect to any Benefit Plan.

Section 3.14                             Insurance.  All material insurance policies with respect to which the Business as presently conducted, Sampson and the Sampson Plant are beneficiaries are (and, at Closing, will be) in full force and effect, and all premiums due and payable under such policies have been paid. To Transferor’s Knowledge, no written notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received.

Section 3.15                             Intellectual Property.  Sampson has access to, owns or has the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required in connection with the ownership of Sampson Plant and the operation of the Business as presently conducted.

Section 3.16                             Investment Representation.  Transferor is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.  Transferor is receiving the New Common Units for its own account with the present intention of holding the New Common Units for investment purposes and not with a view to, or for sale in connection with, any distribution.  Transferor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the New Common Units to be acquired hereby.  Transferor acknowledges that the New Common Units have not been registered under applicable federal and state securities Laws and that the New Common Units may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or is made pursuant to an exemption from registration under any federal or state securities Laws.

Section 3.17                             Brokerage Arrangements.  Neither Transferor nor any of its Affiliates has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Transferee to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the other Contribution Documents or the transactions contemplated hereby or thereby.

Section 3.18                             Disclaimer.

(a)                                 Notwithstanding anything to the contrary herein, Transferor makes no representation or warranty (i) in any provision of this Agreement, the Disclosure Schedules or otherwise, other than those expressly set forth in this Article III, or (ii) with respect to the Retained Matters.

(b)                                 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN ARTICLE III, SAMPSON AND ITS ASSETS ARE BEING CONTRIBUTED, THROUGH THE CONTRIBUTION OF THE CONTRIBUTED INTERESTS TO TRANSFEREE, “AS IS, WHERE IS, WITH ALL FAULTS” AND TRANSFEROR EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF SAMPSON, ITS ASSETS, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS, AND OTHER INCIDENTS OF SAMPSON AND ITS ASSETS.  THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS SECTION 3.18 EXPRESSLY SURVIVE THE CLOSING DATE.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee hereby represents and warrants to Transferor as follows:

Section 4.1                                    Organization.  Transferee is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2                                    Authority; Enforceability.  Transferee has all requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Transferee and the performance of its obligations have been duly and validly approved by the Conflicts Committee and authorized by Transferee.  This Agreement constitutes the valid and binding obligations of Transferee, enforceable against Transferee in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 4.3                                    No Conflicts; Consents and Approvals.  The execution and delivery by Transferee of this Agreement and the performance by Transferee of its obligations hereunder and the consummation by Transferee of the transactions contemplated by this Agreement do not: (a) violate or result in a breach of the Organizational Documents of Transferee, (b) violate or result in a breach or default under any material Contract to which Transferee is a party, except for any such violation or default which would not reasonably be expected to result in a material adverse effect on Transferee’s ability to consummate the transactions contemplated by this Agreement; (c) violate or result in a breach of any Law or order applicable to Transferee, except as would not reasonably be expected to result in a material adverse effect on Transferee’s ability to consummate the transactions contemplated by this Agreement or (d) require any Governmental Authorization, other than, (x) with respect to Governmental Authorization, any filings pursuant to the Exchange Act and listing of the New Common Units on The New York Stock Exchange and (y) in each case, any such consent or approval which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Transferee’s ability to consummate the transactions contemplated by this Agreement.

Section 4.4                                    Delivery of Fairness Opinion.  The Financial Advisor has delivered an opinion to the Conflicts Committee that the Purchase Price is fair, from a financial point of view, to the Transferee and the holders of common units representing limited partner interests in the Transferee, other than the General Partner, Transferor and their respective Affiliates.

Section 4.5                                    Legal Proceedings.  There are no Legal Proceedings pending or, to the Knowledge of Transferee, threatened against Transferee that (a) challenge the validity or enforceability of the obligations of Transferee under this Agreement or (b) seek to prevent or delay the consummation by Transferee of the transactions contemplated herein.

Section 4.6                                    Brokerage Arrangements.  Neither Transferee nor any of its Affiliates has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Transferor to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the other Contribution Documents or the transactions contemplated hereby or thereby.

Section 4.7                                    New Common Units.  The New Common Units being issued at Closing, when issued in consideration for the contribution by Transferor of the Contributed Interests as provided by this Agreement, will be duly authorized, validly issued, fully paid (to the extent required by Transferee’s Organizational Documents) and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in Transferee’s Organizational Documents).

Section 4.8                                    SEC Documents.  Transferee has timely filed with the United States Securities and Exchange Commission (the “SEC”) all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or Securities Act (all such documents filed on or prior to the Execution Date, collectively, the “Transferee SEC Documents”).  The Transferee SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Transferee Financial Statements”), at the time filed (in the case of registration statements, solely on the date of effectiveness) (except to the extent corrected by a subsequently filed Transferee SEC Document filed prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  The Transferee Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Transferee as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.  KPMG LLP is an independent registered public accounting firm with respect to Transferee and has not resigned or been dismissed as independent registered public accountants of Transferee as a result of or in connection with any disagreement with Transferee on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 4.9                                    Available Funds.  Transferee will have at Closing sufficient cash to enable it to make payment in immediately available funds of the Purchase Price when due and any other amounts to be paid by it hereunder.

Section 4.10                            Independent Investigation; Waiver of Other Representations. (a)                               TRANSFEREE HEREBY ACKNOWLEDGES THAT (i) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS, AND EVALUATION OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY, AND PROSPECTS OF SAMPSON; (ii) IT HAS BEEN PROVIDED OR GIVEN THE OPPORTUNITY TO ACCESS PERSONNEL, PROPERTIES, PREMISES, AND RECORDS OF SAMPSON, FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN; (iii) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE SAMPSON PLANT, AND AN INVESTMENT IN THE CONTRIBUTED INTERESTS AND (iv) TRANSFEROR MAKES NO REPRESENTATION OR WARRANTY (A) IN ANY PROVISION OF THIS AGREEMENT, THE DISCLOSURE SCHEDULES OR OTHERWISE, OTHER THAN THOSE EXPRESSLY SET FORTH IN ARTICLE III (SUBJECT TO SECTION 3.18), OR (B) WITH RESPECT TO THE RETAINED MATTERS.

(b)                                 TRANSFEREE ACKNOWLEDGES AND AGREES THAT, WITH RESPECT TO THE PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUDGETS AND BUSINESS PLAN INFORMATION PROVIDED TO TRANSFEREE, (i) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND IT IS FAMILIAR WITH SUCH UNCERTAINTIES, AND (ii) EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY IT ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS AND PLANS SHALL BE AT ITS SOLE RISK.

ARTICLE V
COVENANTS AND OTHER AGREEMENTS

Section 5.1                                    Conduct of Business.  From the Execution Date through the earlier of the termination of this Agreement pursuant to Article VIII and the Closing, except as permitted or required by the other terms of this Agreement, required by Law or by any Material Contract, related to the Retained Matters, or consented to or approved by Transferee in writing, which consent or approval will not unreasonably be withheld or delayed, Transferor (solely with respect to the Business) shall, and shall cause Sampson to, conduct its business in the ordinary course of business. Without limiting the foregoing, except with respect to the Retained Matters, without the written consent or approval of Transferee, which consent or approval will not unreasonably be withheld or delayed, or except as required by any Law or by any Material Contract, or otherwise permitted or required by the other terms of this Agreement, (x) Transferor shall not permit the amendment or termination of any Material Contract to which it is a party and (y) Transferor shall not permit Sampson to:

(a)                                 amend its Organizational Documents;

(b)                                 enter into any joint venture, strategic alliance, noncompetition or similar arrangement that affects Sampson or the Sampson Plant;

(c)                                  sell, assign, transfer, lease, or otherwise dispose of any material Assets of the Business other than in the ordinary course of business;

(d)                                 abandon the Sampson Plant or liquidate, dissolve or otherwise wind up Sampson or the Business;

(e)                                  incur any Indebtedness for Borrowed Money that, at Closing, would become a liability of Sampson;

(f)                                   repurchase, redeem or otherwise acquire any equity interests from its equity holders or former equity holders;

(g)                                  issue, grant or sell any equity interests (or options, warrants or rights to acquire same) or any other securities or obligations convertible into or exchangeable for any of its equity interests;

(h)                                 permit amendment or termination of any Material Contract to which it is a party or permit the entry into any Contract that, if entered into prior to the Execution Date, would be considered a Material Contract;

(i)                                     make a loan or extend credit to any Person (other than extensions of credit to customers in the ordinary course of business);

(j)                                    commence or settle any material lawsuit or legal action to which Sampson is party or that otherwise affects the Business;

(k)                                 hire or engage any employees or individual service providers or adopt, maintain, contribute to, or incur any material liability (whether actual, contingent or otherwise) or obligation with respect to any Benefit Plan, in each case, other than obligations (i) to independent contractors who perform services for Sampson in the ordinary course of business or (ii) pursuant to the Management Services Agreement;

(l)                                     mortgage, pledge or subject to any Lien (other than a Permitted Lien) any of its material Assets or properties;

(m)                             acquire by merger, consolidation or otherwise any material Assets or business of any corporation, partnership, association or other business organization or division thereof;

(n)                                 change in any material respect its accounting practices or principles except as required by GAAP;

(o)                                 take any action or steps that could result in Sampson being treated as any type of entity other than a disregarded entity or partnership for Tax purposes, as described in Treasury Regulations Section 301.7701-3 (or any corresponding or similar provision of state or local Tax Law) through the Closing Date; or

(p)                                 agree to do any of the foregoing.

Section 5.2                                    Commercially Reasonable Efforts.

(a)                                 Subject to the terms and conditions of this Agreement, each of Transferee and Transferor shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement and to ensure the satisfaction of its conditions to Closing set forth herein.

(b)                                 In furtherance and not in limitation of the foregoing, each of Transferee and Transferor agrees to make an appropriate filing (if required by applicable Law) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within five Business Days after the date of this Agreement (unless a later date is mutually agreed to by the Parties) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act and use its commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 5.2 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable; provided, however, that notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.2 shall require, or be construed to require, any Party to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), divest itself of or limit the ownership of all or any portion of their respective businesses, assets or operations.

Section 5.3                                    Access.

(a)                                 From the Execution Date through the earlier of the termination of this Agreement pursuant to Article VIII and the Closing, Transferor shall, and shall cause Sampson to afford Transferee and its authorized Representatives reasonable access, during normal business hours and in such manner as not unreasonably to interfere with normal operation of the Business, to the properties, books, Contracts, records and appropriate officers and employees who currently provide services to the Sampson Plant, and shall furnish such authorized Representatives with all financial and operating data and other information concerning the Sampson Plant as Transferee and such Representatives may reasonably request.  Notwithstanding the foregoing, Transferee shall have no right of access to, and Transferor and Sampson shall not have any obligation to provide to Transferee, information relating to (i) any proprietary data which relates to another business or asset of Transferor and is not primarily used in connection with the ownership, use or operation of the Business, (ii) any information subject to contractual confidentiality obligations or any privilege (including attorney-client privilege), (iii) any information the disclosure of which would result in a violation of Law or (iv) any information related to Transferor’s negotiation or preparation of this Agreement or the other Contribution Documents or the sale process related thereto.

(b)                                 Transferee agrees to defend, indemnify, and hold harmless Transferor, Sampson and their respective Affiliates and its and their respective Representatives, from and against any and all Damages incurred by any such Person arising out of the access rights under Section 5.3(a), including in respect of any claims against Transferor or its Affiliates by any Representatives of Transferee for any injuries or property damage sustained while present at the Sampson Plant or on any real property owned or leased by Sampson.

Section 5.4                                    Tax Matters.

(a)                                 To the extent that Transfer Taxes may be due and payable in connection with the transactions contemplated by this Agreement, such Transfer Taxes shall be borne equally by Transferor and Transferee.

(b)                                 In the case of any taxable period that includes, but does not end on, the Closing Date (a “Straddle Period”), the amount of any property or ad valorem Taxes based on Sampson’s property for such Straddle Period shall be deemed to be the amount of such Tax for such entire Straddle Period multiplied by a fraction, the numerator of which shall be the number of days in the taxable period ending on the Closing Date and the denominator of which shall be the total number of days in such Straddle Period and the amount of any other Taxes of Sampson for a Straddle Period that relate to the portion of the taxable period through the end of the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date.

(c)                                  Transferor shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for Sampson for all periods ending on or prior to the Closing Date that are filed after the Closing Date.  Transferor shall timely pay or cause to be paid all Taxes shown as due on such Tax Returns.  Transferee shall prepare all Straddle Period Tax Returns and shall timely pay or cause to be paid all Taxes shown as due on such Tax Returns, but Transferor shall promptly reimburse Transferee for any amounts paid by Transferee that are attributable to the Pre-Closing Tax Period.  To the extent required or permitted by applicable Law, Transferor and Transferee shall each include any income, gain, loss, deduction or other Tax items for such periods on its Tax Returns in a manner consistent with the manner in which Transferor included such items for such periods.

(d)                                 If any Governmental Entity issues to any of Transferor, Transferor’s Affiliates, Transferee or Transferee’s Affiliates a notice of deficiency or any other type of proposed adjustment of Taxes of Sampson or with respect to Sampson’s operations or Assets that could give rise to a claim for indemnification under Section 7.2(a) (a “Tax Contest”), the party receiving such notice shall notify the other within 15 Business Days of receipt of the notice of deficiency or other proposed adjustment, provided that failure to give such notification shall not affect the indemnification provided pursuant to Section 7.2(a) except to the extent Transferee shall have been materially prejudiced as a result of such failure.  Provided that Transferor notifies Transferee of its intent to control such Tax Contest within 15 Business Days after receipt of notification from Transferee or delivery of notification to Transferor as set forth in the immediately preceding sentence, Transferor will have the right, at its expense, to control the defense of such Tax Contest.  With respect to any Tax Contest for which Transferor exercises its right to control, Transferor shall (i) notify Transferee of significant developments with respect to such Tax Contest and keep Transferee reasonably informed and consult with Transferee as to the resolution of any issue that would materially affect Transferee and (ii) give Transferee a copy of any Tax adjustment proposed in writing with respect to such Tax Contest and copies of any other written correspondence with the relevant Governmental Entity relating to such Tax Contest.  Notwithstanding anything to the contrary in this Agreement, the provisions in this Section 5.4(d) shall apply to any Tax Contest and the procedures in Section 7.3 shall not be applicable to a Tax Contest.

Section 5.5                                    Updating.  From time to time until the Closing, Transferor may at its option supplement or amend and deliver written updates to (or add Schedules to) the Disclosure Schedules as necessary to disclose any events or developments that occur or information that is learned between the date of this Agreement and the Closing Date.  Transferor shall be considered in material breach of this Agreement for purposes of Section 8.1(c) if the event, action, development or occurrence which is the subject of the supplement, amendment or update (a) constitutes a material breach by Transferor of any provision of this Agreement or (b) has a Material Adverse Effect, provided, however, that in the case of subclauses (a) or (b), in the event Transferee provides notice of termination for a material breach of this Agreement pursuant to Section 8.1(c) as a result of any supplement, amendment or update, Transferor shall have a period of 30 days following written notice from Transferee to cure any breach of this Agreement if the breach is curable; provided, further, that, if Transferee does not elect to terminate this Agreement pursuant to Section 8.1(c) as a result thereof, any such update made pursuant to this Section 5.5 shall be considered for purposes of determining whether the condition in Section 6.2(b) has been satisfied, but shall be disregarded for purposes of (x) determining whether the condition in Section 6.2(c) has been satisfied and (y) Article VII.

Section 5.6                                    New Common Units Listed.  Transferee will use its commercially reasonable efforts to list, prior to the Closing, or, in any event, as soon as practicable following the Closing, on The New York Stock Exchange, upon official notice of issuance, the New Common Units.

Section 5.7                                    Norden Shipping Contract.  Transferor will use its commercially reasonable efforts to assign to Enviva, LP on or prior to the Closing all of its rights, and associated obligations, to the use of two ships under the Norden Shipping Contract, on all the same terms and conditions to which Transferor is subject thereunder (the “Norden Partial Assignment”). If the Norden Partial Assignment is not entered into on or prior to the Closing, (a) Transferor and Transferee shall (and Transferee shall cause Enviva, LP to) cooperate in good faith and use their commercially reasonable efforts to obtain such assignment as promptly as practicable thereafter, (b) the covenants set forth in Section 5.1(h) will continue to apply with respect to the Norden Shipping Contract until the completion of the Norden Partial Assignment and (c) with the intent to put Transferor and Enviva, LP in substantially the same position as if the Norden Partial Assignment had occurred from Transferor to Enviva, LP at Closing, Transferor shall (i) continue to be bound by, and operate in the ordinary course with respect to, the Norden Shipping Contract pursuant to, and in accordance with, its terms pending the Norden Partial Assignment, (ii) at the direction and expense of Enviva, LP, pay, perform and discharge fully all of its obligations in respect of the use of two ships under the Norden Shipping Contract after the Closing and prior to the Norden Partial Assignment (the “Norden Outstanding Obligations”), (iii) without further consideration therefor, pay, assign and remit to Enviva, LP promptly all monies, rights and other consideration received in respect of the use of two ships under the Norden Shipping Contract and (iv) exercise or exploit its rights and options under the Norden Shipping Contract with respect to the use of two ships thereunder, when and as directed by Enviva, LP.  Until the earlier of the date that the Norden Outstanding Obligations are fully performed or the Norden Partial Assignment is entered into, Transferee shall indemnify, hold harmless and reimburse Transferor Indemnitees for any Damages incurred by any of them in connection with the performance of the Norden Outstanding Obligations (including any liabilities or actions arising from or related to such Norden Outstanding Obligations); provided, however, that Transferor Indemnitees shall not be entitled to indemnification or reimbursement in respect of any Damages incurred as a result of fraud, negligence or intentional, criminal, or willful misrepresentation or misconduct on the part of any Transferor Indemnitees. If and when the Norden Partial Assignment shall be obtained, Transferor shall, and Transferee shall cause Enviva, LP to, enter into any agreements and instruments and take such other action as may be necessary to effectuate the Norden Partial Assignment without payment of further consideration.

Section 5.8                                    Retained Matters.

(a)                                 Notwithstanding anything herein to the contrary, Transferor shall retain, be entitled to all benefits associated with, and have the right to control, the Retained Matters. If, following Closing, Transferee or Sampson receives any proceeds or recoveries in connection with the Retained Matters, then Transferee shall, and shall cause Sampson to, promptly pay to Transferor all such proceeds and recoveries. Further, from and after Closing, to the extent commercially reasonable, Transferee shall, and shall cause Sampson to, not take any action with the intent to impair the benefits of, or be detrimental to Transferor, Transferor’s Affiliates or Sampson (solely to the extent relating to the Retained Matters) in the advancement or defense of the Retained Matters.

(b)                                 Prior to or at the Closing, Transferor shall use commercially reasonable efforts to assign, transfer or otherwise convey the Retained Matters (to the extent assignable or transferable to Transferor in accordance with the terms thereof or under applicable Law) to one or more designees. To the extent such full assignment, transfer or conveyance has not been made or obtained prior to or at the Closing, Transferee agrees that, from and after the Closing, if requested by Transferor, it shall and shall cause Sampson to, enter into an assignment agreement or similar conveyance document to transfer the Retained Matters from Sampson to Transferor or its designee.

(c)                                  From and after Closing with respect to the Retained Matters, Transferee shall, and shall cause Sampson to, use commercially reasonable efforts to cooperate with Transferor and its Affiliates by (i) providing Transferor and Transferor’s Representatives with reasonable access, upon reasonable prior notice and during normal business hours to Sampson, the Sampson Plant and Sampson’s Assets (including access to and the ability, at Transferor’s sole expense, to make copies of the records, correspondence, emails and other information relating to Sampson in connection with or related to the Retained Matters) for purposes of advancing or defending the Retained Matters, and/or producing information as part of discovery or equivalent procedures with respect to the Retained Matters to the extent that such access does not unreasonably interfere with the business of Transferee, Sampson or their respective Affiliates or the safe commercial operations of the Sampson Plant or any Assets of Sampson, and (ii) if requested by Transferor, entering into any settlement agreement with the counterparties to the Retained Matters; provided, however, that no such settlement shall be entered into without the consent of Transferee unless it includes a full unconditional release of Transferee and its subsidiaries, including Sampson, from all liability with respect to the related claim and does not contain any admission of wrongdoing or illegal conduct; and, provided, further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of Transferee, which consent shall not be unreasonably delayed or withheld. Each of Transferor and Transferee agrees that, if requested by the other, it shall enter into a mutually agreed joint defense agreement.  Transferee shall also make available or cause Sampson to make available to Transferor and Transferor’s Representatives (upon reasonable prior notice and request by or on behalf of Transferor or Transferor’s Affiliates) personnel of Transferee or Sampson for purposes of advancing or defending its position in the Retained Matters or serving as a witness or witnesses in any hearing, action or proceeding relating to the Retained Matters; provided, however, that Transferee shall have the right to have a Representative present for any communication with employees or officers of Transferee, Sampson or their respective Affiliates. Transferor shall reimburse Transferee or Sampson, as applicable, at agreed hearing rates for the provision of witness services.

(d)                                 From and after Closing, Transferor agrees to defend, indemnify and hold harmless Transferee, Sampson and their respective Affiliates and its and their respective Representatives, from and against any and all Damages incurred by any such Person arising out of the access rights under Section 5.8(c), including in respect of any claims against Transferee or its Affiliates by any Representatives of Transferor for any injuries or property damage sustained while present at the Sampson Plant.

Section 5.9                                    Payment of Closing Date Punch List Items.  No later than five Business Days prior to the Closing Date, Transferor will prepare and deliver to Transferee a list of all Punch List Items and the approximate costs and expenses necessary to complete or correct each such Punch List Item that has not been completed or corrected prior to such date. Upon its receipt of such list (the “Closing Date Punch List Items”), Transferee will review and direct Transferor to make any appropriate or necessary revisions to the same, after which Transferee and Transferor will consult in good faith to agree upon the Closing Date Punch List Items. Following the Closing, Transferor shall promptly reimburse Transferee and its Affiliates (including Sampson) for all reasonable amounts paid by Transferee or its Affiliates (including Sampson) that are necessary to complete the Closing Date Punch List Items within 30 days after Transferee provides written notice and satisfactory documentation to Transferor of the amount and nature of any such costs or expenses.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1                                    Mutual Closing Conditions.  The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable Laws) on or prior to the Closing Date of all of the following conditions:

(a)                                 All necessary filings with and consents of any Governmental Entity required for the consummation of the transactions contemplated by this Agreement and the other Contribution Documents shall have been made and obtained, as applicable, and any waiting periods applicable to the transactions contemplated hereby under the HSR Act and any extensions thereof shall have expired or been terminated; provided, however, that, prior to invoking this condition, the invoking party shall have used commercially reasonable efforts to make or obtain such filings and consents.

(b)                                 (i) No effective injunction, writ or preliminary restraining order or any order of any nature is issued and outstanding by a Governmental Entity of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement and (ii) there shall not be any action or proceeding before any Governmental Entity with respect to which an unfavorable judgment, order, decree or ruling would prohibit the consummation of the transactions contemplated by this Agreement or declare the consummation of the transactions unlawful or require the consummation of the transactions to be rescinded.

Section 6.2                                    Transferee’s Closing Conditions.  Transferee’s obligation to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by applicable Laws, waiver by Transferee), at or prior to the Closing, of each of the following conditions:

(a)                                 Transferor shall have performed and complied in all material respects with all the covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(b)                                 The representations and warranties (other than the Fundamental Representations of Transferor) made by Transferor in Article III (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, except in the case of the term Material Contract) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date, which representations and warranties shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a Material Adverse Effect.  The Fundamental Representations made by Transferor in Article III shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date, which representations and warranties shall be true and correct as of such earlier date).  For purposes of determining whether the condition in this Section 6.2(b) has been satisfied, any breach of a representation or warranty arising from any Person’s compliance with the express terms of this Agreement shall be disregarded.

(c)                                  Since the Execution Date, there shall have been no event, change, occurrence, development or set of circumstances or facts that, individually or in the aggregate, have had a Material Adverse Effect.

(d)                                 Transferor shall have delivered or caused the delivery of the Closing deliverables set forth in Section 2.4(a).

Section 6.3                                    Transferor’s Closing Conditions.  The obligation of Transferor to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or to the extent permitted by applicable Laws, waiver by Transferor), at or prior to the Closing, of each of the following conditions:

(a)                                 Transferee shall have performed and complied in all material respects with all the covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(b)                                 The representations and warranties in Article IV shall be true and correct on and as of the Closing Date as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date).  For purposes of determining whether the condition in this Section 6.3(b) has been satisfied, any breach of a representation or warranty arising from any Person’s compliance with the express terms of this Agreement shall be disregarded.

(c)                                  Transferee shall have delivered or caused the delivery of the Closing deliverables set forth in Section 2.4(b).

ARTICLE VII
INDEMNIFICATION

Section 7.1                                    Survival.  The representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive for a period of nine months following the Closing, except that:

(a)                                 the representations and warranties contained in Section 3.11 (Taxes) shall survive until 30 days following the expiration of the applicable statute of limitations; and

(b)                                 the representations, and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority; Enforceability), Section 3.3 (Title to Contributed Interests), Section 3.6 (Ownership), Section 3.12 (Investment Representation), Section 3.17 (Brokerage Arrangements), Section 4.1 (Organization), Section 4.2 (Authority; Enforceability), Section 4.6 (Brokerage Arrangements) and Section 4.7 (New Common Units) (the “Fundamental Representations”) shall survive indefinitely or until the latest date permitted by Law.

Upon the expiration of any representation and warranty pursuant to this Section 7.1, unless written notice of a claim based on such representation and warranty shall have been delivered to the Indemnifying Party prior to such expiration, no claim may be brought based on the breach of such representation and warranty.  The covenants made in this Agreement shall survive the Closing and remain operative and in full force and effect indefinitely or until the latest date permitted by Law.

Section 7.2                                    Indemnification.  From and after the Closing, and subject to this Article VII:

(a)                                 Transferor shall indemnify, defend and hold harmless Transferee, its Affiliates, and its and their respective officers, directors, managers, employees, counsel, agents and representatives (collectively, the “Transferee Indemnitees”), to the fullest extent permitted by applicable Law, from and against any and all Damages incurred or suffered by any Transferee Indemnitee to the extent caused by, resulting from, arising out of, or relating to (i) the breach of any of the representations, warranties, or covenants of Transferor contained herein, provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 7.1 and (ii) the Retained Matters.

(b)                                 Transferee shall indemnify, defend and hold harmless Transferor, its Affiliates and its and their respective officers, directors, managers, employees, counsel, agents and representatives (collectively, the “Transferor Indemnitees”), to the fullest extent permitted by applicable Law, from and against all Damages incurred by or suffered by any Transferor Indemnitee arising out of or relating to (x) the breach of any of the representations, warranties or covenants of Transferee contained herein, provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 7.1 or (y) any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party against any Transferor Indemnitee that pertains to the business or operations of Sampson and the Sampson Plant or the ownership of the Contributed Interests, except to the extent of any matters for which Transferor is obligated to indemnify any Transferee Indemnitee under Section 7.2(a).

Section 7.3                                    Conduct of Indemnification Proceedings.

(a)                                 If any Legal Proceeding shall be brought or asserted against any Transferee Indemnitee or Transferor Indemnitee and such Person is entitled to indemnity hereunder (the “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of one counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have adversely prejudiced the Indemnifying Party.

(b)                                 An Indemnified Party shall have the right to employ separate counsel in any such Legal Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless:  (i) the Indemnifying Party shall have failed promptly to assume the defense of such Legal Proceeding; or (ii) the named parties to any such Legal Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party.  The Indemnifying Party shall not be liable for any settlement of any such Legal Proceeding effected without its written consent, which consent shall not be unreasonably withheld.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Legal Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Legal Proceeding and does not contain any admission of wrongdoing or illegal conduct.

(c)                                  All reasonable fees and expenses of the Indemnified Party that are Damages for which the Indemnified Party is entitled to indemnification hereunder (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Legal Proceeding in a manner not inconsistent with this Agreement) shall be paid to the Indemnified Party, as incurred, within ten Business Days after written notice thereof to the Indemnifying Party; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is judicially determined that such Indemnified Party is not entitled to indemnification for such fees and expenses hereunder.

Section 7.4                                    Limitations.

(a)                                 Neither Transferor nor Transferee shall be required to indemnify any Indemnified Party for any Damages for any breach of a representation or warranty under Section 7.2(a)(i) unless and until the total of all of the Damages properly asserted against such Indemnifying Party under Section 7.2(a)(i) exceeds 1% of the Purchase Price, at which time the applicable Indemnified Parties shall be entitled to recover the aggregate amount of all Damages in excess of such threshold; provided, however, that the aggregate liability of Transferee, on the one hand, and Transferor, on the other hand, for indemnity for breach of a representation or warranty under Section 7.2(a)(i) under this Article VII shall not exceed 10% of the Purchase Price.  Notwithstanding anything in the foregoing to the contrary, the limitations contemplated by this Section 7.4(a) shall not apply to any claims pursuant to Section 7.2(a)(i) for breach of covenant, Section 7.2(a)(ii), Section 7.2(b), for fraud or intentional, criminal, or willful misrepresentation or misconduct or for Damages arising out of or relating to the breach of any Fundamental Representation or representation or warranty of Transferor set forth in Section 3.11; provided, however, that the aggregate liability of Transferee, on the one hand, and Transferor, on the other hand, for Damages arising out of or relating to the breach of the Fundamental Representations or Section 7.2(b) shall not exceed the Purchase Price.

(b)                                 For purposes of determining the amount of Damages, with respect to any asserted claim for indemnification by a Transferee Indemnitee, such determination shall be made without regard to any qualifier as to “material,” “materiality” or Material Adverse Effect expressly contained in Article III (except in the case of the term Material Contract); provided that this Section 7.4(b) shall not so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred.

(c)                                  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE THAT NEITHER TRANSFEROR NOR

TRANSFEREE SHALL HAVE ANY LIABILITY TO ANY PARTY FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES, SAVE AND EXCEPT SUCH DAMAGES PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH SUCH INDEMNIFYING PARTY IS OBLIGATED TO PROVIDE INDEMNIFICATION UNDER Section 7.2.

Section 7.5                                    Exclusive Remedy.  The indemnities in Section 7.2, Section 5.8(d), and Section 5.7 shall survive Closing.  The indemnities provided in Section 7.2, Section 5.8(d), and Section 5.7 and the provisions of Section 9.11 shall, from and after Closing, be the sole and exclusive remedy of Transferee and Transferor against one another and their respective Representatives relating to this Agreement and the transactions contemplated hereby; provided that no limitations set forth in this Article VII shall apply to any claim for Damages arising from actual fraud, willful misconduct, criminal acts or knowing and intentional breach of this Agreement.

ARTICLE VIII
TERMINATION RIGHTS

Section 8.1                                    Termination Rights.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of the Parties;

(b)                                 by either Party in writing if the Closing has not occurred on or before January 31, 2017, provided the Party seeking to terminate is not in material default or breach of this Agreement;

(c)                                  by either Party in writing without prejudice to other rights and remedies the terminating Party or its Affiliates (other than the non-terminating Party and its wholly owned subsidiaries) may have (provided the terminating Party and its Affiliates (other than the non-terminating Party and its wholly owned subsidiaries) are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates (other than the terminating Party and its wholly owned subsidiaries) shall have (i) failed to perform in any material respect its covenants or agreements contained herein required to be performed by such Party or its Affiliates (other than the non-terminating Party and its wholly owned subsidiaries) on or prior to the Closing or (ii) breached in any material respect any of its representations or warranties contained herein; provided, however, that in the case of subclauses (i) or (ii), the breaching Party shall have a period of 30 days following written notice from the non-breaching Party to cure any breach of this Agreement if the breach is curable; or

(d)                                 by either Party in writing, without liability, if there shall be any action or proceeding before any Governmental Entity with respect to which an unfavorable judgment, order, decree or ruling would reasonably be expected to prohibit the consummation of the transactions contemplated by this Agreement or declare the consummation of the transactions unlawful or require the consummation of the transactions to be rescinded.

Section 8.2                                    Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, all obligations of the Parties hereto shall terminate, except for the provisions of this Section 8.2, Section 3.17, Section 3.18, Section 4.6, Section 5.3(b), Section 5.8(d), Section 7.4(c) and Article IX and the Parties shall have no liability to each other under or relating to this Agreement except as provided in such provisions; provided, however, that nothing herein shall prejudice the ability of the non-breaching Party from seeking damages from the other Party for any fraud, willful misconduct, criminal acts or knowing and intentional breach of this Agreement prior to termination.

ARTICLE IX
GENERAL

Section 9.1                                    Entire Agreement; Successors and Assigns.

(a)                                 Except for the other Contribution Documents, this Agreement supersedes all prior oral discussions and written agreements among the Parties with respect to the subject matter of this Agreement (except to the extent specifically incorporated by reference herein).  This Agreement contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.

(b)                                 All of the terms, covenants, representations, warranties and conditions of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

(c)                                  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by either Party without the prior written consent of the other Party; provided, however, that Transferee may assign its rights, interests or obligations hereunder to a wholly owned subsidiary of Transferee without the prior written consent of Transferor; provided, further, that no such assignment by Transferee shall relieve Transferee of any of its obligations hereunder.

Section 9.2                                    Amendments and Waivers.  All amendments to this Agreement must be in writing and signed by the Parties.  A Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement.  The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power, or remedy by a Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power, or remedy.

Section 9.3                                    Notices.  Unless otherwise provided herein, all notices, requests, consents, approvals, demands, and other communications to be given hereunder will be in writing and will be deemed given upon (a) confirmed delivery by a reputable overnight carrier or when delivered by hand, addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice); (b) actual receipt; (c) the expiration of four Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice); (d) delivery by facsimile, with receipt confirmed, to a Party, at the facsimile number set forth below (or at such other facsimile number as such Party shall designate by like notice), or (e) delivery by electronic mail to a Party at the electronic mail address set forth below (or at such other address as such Party shall designate by like notice); provided, however, that in the case of any notice delivered by electronic mail, the notifying Party shall send notice by facsimile, hand, courier, or overnight delivery service not later than the following Business Day:

If to Transferor, addressed to:

Enviva Wilmington Holdings, LLC

c/o Enviva Development Holdings, LLC (as Managing Member)

7200 Wisconsin Avenue

Suite 1000

Bethesda, MD  20814

Attn: General Counsel

Facsimile No.: (240) 482-3774

Email: william.schmidt@envivabiomass.com

with a copy to, which shall not constitute notice:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103

Attn:  Caroline Blitzer Phillips; Shaun J. Mathew

Facsimile No.: (917) 849-5317

Email: cphillips@velaw.com; smathew@velaw.com

If to Transferee, addressed to:

Enviva Partners, LP

c/o Enviva Partners GP, LLC (as General Partner)

7200 Wisconsin Avenue

Suite 1000

Bethesda, MD  20814

Attn: Chair, Conflicts Committee of the Board of Directors

Facsimile No.:  (918) 747-2150

Email: JohnB@bostonavenue.com

with a copy to, which shall not constitute notice:

Andrews Kurth LLP

1350 I St NW #1100E

Washington, DC 20005

Attn: William Cooper

Facsimile No.: (202) 974-9537

Email: bcooper@andrewskurth.com

Section 9.4                                    Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the choice of Law principles thereof.

Section 9.5                                    Dispute Resolution; Waiver of Jury Trial.

(a)                                 Each of the Parties (i) consents to submit itself to the exclusive personal jurisdiction and venue of any U.S. federal court located in the State of Delaware or any Delaware state court with respect to any suit relating to or arising out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees that it will not bring any such suit in any court other than a U.S. federal or state court sitting in the State of Delaware, (iv) irrevocably agrees that any such suit (whether at law, in equity, in contract, in tort or otherwise) shall be heard and determined exclusively in such U.S. federal or state court sitting in the State of Delaware, (v) agrees to service of process in any such action in any manner prescribed by the Laws of the State of Delaware, and (vi) agrees that service of process upon such Party in any action or proceeding shall be effective if notice is given in accordance with Section 9.3.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY SUCH CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.6                                    Disclosure Schedules.  The inclusion of any information (including dollar amounts) in any of the Schedules delivered by Transferor pursuant to this Agreement (collectively, the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant Disclosure Schedules or is material to or within or outside the ordinary course of business of such Party.  The information contained in this Agreement, the Exhibits hereto and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of any Law or breach of contract).  The listing (or inclusion of a copy) of a document or other item under one Disclosure Schedule to a representation or warranty made herein shall be deemed adequate to disclose an exception to a separate representation or warranty made herein if it is reasonably clear that such document or other item applies to such other representation or warranty made herein.  For the avoidance of doubt, all information contained in the Disclosure Schedules is subject to Section 3.18 and Section 4.10.  Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement.

Section 9.7                                    Severability.  In the event any of the provisions hereof are held to be invalid or unenforceable under applicable Laws, the remaining provisions hereof will not be affected thereby.  In such event, the Parties hereto agree and consent that such provisions and this Agreement will be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions which were held to be invalid or unenforceable.

Section 9.8                                    Transaction Costs and Expenses.  Except as otherwise specified in this Agreement, the Parties will bear all of their own costs, fees, and expenses, if any, incurred by or on their behalf in connection with the transactions contemplated by this Agreement.  Transferor and Transferee shall each be responsible for 50% of any filing fees under the HSR Act.

Section 9.9                                    Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that each of the Transferor Indemnitees and Transferee Indemnitees is an express, intended third-party beneficiary of this Agreement.

Section 9.10                             Counterparts.  This Agreement may be executed by facsimile or electronic mail exchange of .pdf signature pages and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered (including by facsimile or electronic mail exchange of .pdf signature pages) to the other Parties hereto.

Section 9.11                             Specific Performance.  The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy.  In addition to any other remedy at law or in equity, each of Transferor and Transferee shall be entitled to specific performance by the other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

Section 9.12                             Publicity.  All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior consent of each Party, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange or the Securities and Exchange Commission after consultation with the other Party as is reasonable under the circumstances.

Section 9.13                             Further Assurances.  The Parties agree that, from time to time after the Closing Date, and without any further consideration, each of them will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be necessary to effectuate the provisions, purposes, and intents of the Contribution Documents.  Without limiting the generality of the foregoing, Transferor and Transferee shall from time to time after the Closing, execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further instruments of sale, conveyance, transfer, assignment or delivery and such further consents, certifications, affidavits and assurances as Transferor or Transferee may reasonably request in order to vest in Transferee or its designees and their respective successors and assigns all right, title and interest in the Contributed Interests and the Business, or otherwise to consummate and make effective the transactions contemplated by the Contribution Documents upon the terms and conditions set forth herein.  The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties may reasonably request in connection with the foregoing.

Section 9.14                             Action by Transferee.  With respect to any amendment or waiver under this Agreement that may be undertaken by Transferee that the Board of Directors of the General Partner determines would give rise to a conflict of interest, such amendment or waiver may be undertaken only by the Conflicts Committee on behalf of Transferee.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

TRANSFEROR:

ENVIVA WILMINGTON HOLDINGS, LLC

By:	Enviva Development Holdings, LLC,
as its managing member

By:	/s/ William H. Schmidt, Jr.
Name: William H. Schmidt, Jr.
Title: President, General Counsel and Secretary

TRANSFEREE:

ENVIVA PARTNERS, LP

By:	Enviva Partners GP, LLC,
as its sole general partner

By:	/s/ Stephen F. Reeves
Name: Stephen F. Reeves
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A

DEFINITIONS

“Affiliate” means with respect to an entity, any other entity controlling, controlled by or under common control with such entity.  As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in this definition to the contrary, for the purposes of this Agreement, (a) (i) prior to the Closing, Sampson shall be considered to be an Affiliate of Transferor and not an Affiliate of Transferee and (ii) on and after the Closing, Sampson shall be considered to be an Affiliate of Transferee and not an Affiliate of Transferor; and (b) other than with respect to Sampson, none of Transferee and its subsidiaries, on the one hand, and Transferor and its subsidiaries (excluding Transferee and its subsidiaries), on the other hand, shall be considered to be Affiliates with respect to each other.

“Agreement” has the meaning set forth in the preamble.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the related goodwill, which assets and properties are operated, owned or leased by such Person.

“Benefit Plan” has the meaning set forth in Section 3.13.

“Business” means the production and sale of industrial wood pellets by Sampson at or from the Sampson Plant, the performance of Sampson under the Material Contracts, and the conduct of other activities by Sampson incidental to the foregoing.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or required by Law to be closed.

“Cash Consideration” has the meaning set forth in Section 2.2.

“Claim Notice” has the meaning set forth in Section 7.3.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Punch List Items” has the meaning set forth in Section 5.9.

“Closing Net Working Capital” has the meaning set forth in Section 2.5(b).

“Code” means the Internal Revenue Code of 1986, as amended, or any amending or superseding tax Laws of the United States of America.

“Community Economic Development Agreement” means that certain Community Economic Development Agreement by and among Sampson, Enviva Holdings, LP, Enviva Management Company, LLC, Enviva Pellets Hamlet LLC, North Carolina Economic Investment Committee, and the Attorney General of North Carolina, effective as of September 9, 2014, Grant No. 2014-01.

“Conflicts Committee” has the meaning set forth in the recitals.

“Construction Contracts” means document Nos. 6, 7, 8 and 9 in Schedule 3.10(a), together with all other Material Contracts relating to construction, construction services or equipment supply.

“Contract” means any agreement, purchase order, commitment, evidence of indebtedness, mortgage, indenture, security agreement or other contract, entered into by a Person or by which a Person or any of its Assets are bound.

“Contributed Interests” has the meaning set forth in the recitals.

“Contribution Documents” means this Agreement, the Interest Conveyance, and each of the other documents and instruments to be delivered hereunder.

“Damages” means any and all debts, losses, liabilities, duties, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment, or compromise relating to any actual or threatened Legal Proceeding), costs, and reasonable expenses, including any reasonable attorneys’ fees and any and all reasonable expenses whatsoever and howsoever incurred in investigating, preparing, or defending any Legal Proceeding, in all cases, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown.  For the avoidance of doubt, Damages includes both inter-party Damages (i.e., between the Parties) and third-party Damages.

“Disclosure Schedules” has the meaning set forth in Section 9.6.

“Dong” means DONG Energy Thermal Power A/S.

“Dong Contract” means that certain CIF Contract for Purchase of Wood Pellet Biomass, dated as of March 6, 2014, by and between DONG and Enviva Holdings, LP, as assigned from Enviva Holdings, LP to Transferor pursuant to that certain Assignment and Assumption Agreement dated as of November 24, 2014 and as further assigned from Transferor to Sampson pursuant to that certain Assignment and Assumption Agreement dated as of August 23, 2016, as may be amended from time to time.

“Dong Contract Assignment” has the meaning set forth in Section 2.4(a)(iii).

“Dong Letter Agreement” has the meaning set forth in Section 2.4(a)(iv).

“Environmental Law” means all Laws relating to (a) pollution or protection of human health, the environment or natural resources; (b) any Release or threatened Release of, or exposure to, Hazardous Substances; (c) greenhouse gas emissions; or (d) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, handling or Release of any Hazardous Substances. Without limiting the foregoing, “Environmental Laws” include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq, the Clean Air Act, 42 U.S.C. § 7401 et seq, the Clean Water Act, 33 U.S.C. § 1251 et seq, the Safe Drinking Water Act, 42 U.S.C. § 300f et seq, the Endangered Species Act, § 16 U.S.C. 1531 et seq, the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq, the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq, the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq and other environmental conservation and protection Laws, each as amended through the Closing Date.

“Enviva, LP” has the meaning set forth in the recitals.

“Estimated Cash Consideration” has the meaning set forth in Section 2.5(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.5(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Execution Date” has the meaning set forth in the preamble.

“Financial Advisor” has the meaning set forth in the recitals.

“FIRPTA Certificate” means a certificate, issued pursuant to Treasury Regulations Section 1.1445-2(b) and signed and properly executed by Transferor, stating that Transferor is neither a disregarded entity nor a foreign person within the meaning of Code Section 1445.

“Fully Diluted Basis” means, at Closing, all issued and outstanding Transferee Units after giving effect to (a) the conversion of all outstanding equity interests of Transferee that are convertible into limited partner interests (excluding incentive distribution rights, but including all subordinated units), (b) the issuance of the New Common Units to Hancock, and (c) any issuance of Transferee Units to Enviva Holdings, LP or any of its Affiliates (excluding Transferor and its subsidiaries) or to third parties to finance, or for any other purpose in connection with, the transactions contemplated by this Agreement.

“Fundamental Representations” has the meaning set forth in Section 7.1(b).

“GAAP” means generally accepted accounting principles in the United States as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, as of the date of the statement or item to which such term refers.

“General Partner” has the meaning set forth in the recitals.

“Governmental Authorization” means any franchise, permit, license, authorization, order, certificate, registration, plan, exemption, variance, decree, agreement, right or other consent or approval granted by, or subject to approval by, any Governmental Entity.

“Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality or local governmental unit thereof, including any Taxing Authority.

“Hancock” means Hancock Natural Resource Group, Inc. or its designee.

“Hancock Group” means Hancock Natural Resource Group, Inc., a Delaware corporation, John Hancock Life Insurance Company (U.S.A.), a Michigan corporation, and John Hancock Life Insurance Company of New York, a New York corporation, collectively, and any Affiliate of Hancock Group or any other Person who becomes a member of Transferor pursuant to a transfer of all or any portion of Hancock Group’s units in Transferor, in each case, so long as such Person is a member of Transferor.

“Hancock Threshold” means the number of Transferee Units held by Hancock Group on a Fully Diluted Basis is greater than or equal to 5%.

“Hazardous Substance” means (i) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated by, or as to which liability may attach under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended through the Closing Date, (ii) radioactive materials, asbestos or asbestos containing materials, polychlorinated biphenyls, urea formaldehyde insulation, toxic mold or radon and (iii) oil as defined in the Oil Pollution Act of 1990, as amended through the Closing Date, including oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, other refined petroleum hydrocarbon and petroleum products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness for Borrowed Money” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money (including intercompany obligations), including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, and (d) all indebtedness of any other Person of the type referred to in clauses (a) to (d) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing, (b)

copyrights and any applications or registrations for any of the foregoing, and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae and specifications.

“Interest Conveyance” has the meaning set forth in Section 2.4(a)(ii).

“Knowledge” means (a) with respect to Transferor, the actual knowledge of John Keppler, Stephen Reeves, or Royal Smith, and (b) with respect to Transferee, the actual knowledge of John Keppler or Stephen Reeves.

“Laws” means all applicable laws, statutes, rules, regulations, codes, ordinances, variances, judgments, injunctions, orders and licenses of a Governmental Entity having jurisdiction over the Assets of any Person and the operations thereof.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other proceeding (public or private) before any Governmental Entity.

“Lien” means any lien, mortgage, pledge, preferential purchase right, option, security interest or encumbrance of any nature whatsoever.

“Management Services Agreement” means the Management Services Agreement between Enviva Management Company, LLC and Transferor.

“Material Adverse Effect” means a change, effect, event, or occurrence that has a material adverse effect on the Business, properties, financial condition, or results of operations of the Sampson Plant (and calculated net of insurance proceeds), or prevents or materially delays the ability of Transferor to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any change, effect, event, or occurrence that arises out of or relates to any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect:  (i) compliance with the terms of, or the taking of any action required by, this Agreement or actions or omissions of Transferor that Transferee has requested or to which Transferee has expressly consented, or the pendency or announcement of the transactions contemplated by this Agreement, (ii) changes or conditions affecting the wood pellet industry (including feedstock pricing, marketing, transportation, terminaling and trading costs and margins) generally or regionally, to the extent not having a disproportionate adverse effect on Sampson or the Sampson Plant as compared to similarly situated businesses, (iii) changes in general economic, capital markets, regulatory or political conditions in the United States or elsewhere (including interest rate fluctuations), (iv) changes in Law, GAAP, regulatory accounting requirements, or interpretations thereof, to the extent not having a disproportionate adverse effect on Sampson or the Sampson Plant as compared to similarly situated businesses, (v) fluctuations in currency exchange rates, (vi) acts of war, insurrection, sabotage or terrorism, or (vii) Sampson’s failure to meet any budgets, projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position.

“Material Contracts” means those Contracts comprising each of the following types of Contracts related to the Business (excluding any such Contracts included in or relating to the Retained Matters), including those set forth on Schedule 3.10(a):

(i)                                     any Contract for Indebtedness for Borrowed Money, except for any that will be cancelled prior to Closing;

(ii)                                  any Contract involving a remaining commitment to pay capital expenditures in excess of $1,000,000;

(iii)                               any Contract (or group of related Contracts with the same Person) for the lease of real or personal property to or from any Person providing for lease payments in excess of $1,000,000 per year;

(iv)                              any Contract between Transferor or any of its Affiliates, on the one hand, and Sampson, on the other hand, that will survive the Closing;

(v)                                 any Contract that limits the ability of Sampson or the Sampson Plant to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(vi)                              any partnership or joint venture agreement (other than the limited liability company agreement or any other organizational documents of Transferor or its subsidiaries);

(vii)                           any Contract granting to any Person a right of first refusal, first offer or right to purchase the Sampson Plant which right survives the Closing; and

(viii)                        any other Contract (or group of related Contracts with the same Person) not enumerated in this definition, the performance of which by any party thereto involves consideration in excess of $1,000,000 per year, other than (x) Contracts for the purchase of fiber supply to the extent entered into in the ordinary course of business and (y) Contracts for the purchase of consumable inventory parts and for service and maintenance relating thereto, to the extent entered into in the ordinary course of business.

“Net Adjustment Amount” has the meaning set forth in Section 2.5(c).

“New Common Units” has the meaning set forth in Section 2.2.

“Norden Outstanding Obligations” has the meaning set forth in Section 5.7.

“Norden Partial Assignment” has the meaning set forth in Section 5.7.

“Norden Shipping Contract” means that certain charter between Dampskibsselskabet Norden A/S, a company organized under the laws of Denmark, and Transferor dated as of August 11, 2016.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation or association, certificate of formation, by-laws, limited liability company agreement, operating agreement, limited partnership agreement or other governing documents and agreements that establish the legal personality of such Person, in each case as amended to date.

“Parties” and “Party” have the meanings set forth in the preamble.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Transferor or Sampson, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over Sampson’s real property and not violated by the current use and operation of Sampson’s real property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to Sampson’s real property that do not materially impair the occupancy or use of Sampson’s real property for the purposes for which it is currently used or proposed to be used in connection with Transferee’s or Sampson’s businesses, (v) public roads and highways, (vi) matters that would be disclosed by an inspection or accurate survey of each parcel of real property, (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (viii) purchase money liens and liens securing rental payments under capital lease arrangements, (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (x) Liens contained in the Organizational Documents of Sampson, and (xi) Liens arising out of, or in connection with, the Retained Matters.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization or Governmental Entity.

“Pre-Closing Tax Period” means all taxable periods ending on or prior to the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Punch List Items” has the meaning set forth in Section 3.8(b).

“Purchase Price” has the meaning set forth in Section 2.2.

“Registration Rights Agreement” has the meaning set forth in Section 2.4(a)(ix).

“Release” or “Releasing” means depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaking, dumping or disposing of any Hazardous Substances into the environment.

“Representatives” means, as to any Person, its Affiliates and its and their respective officers, directors, managers, employees, partners, members, stockholders, controlling persons, counsel, agents, accountants, advisers, engineers, and consultants.

“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person, or, if such Person is a partnership, any vice-president or more senior officer of the general partner of such Person.

“Retained Matters” means those Contracts, claims and disputes set forth on Schedule 1.1 and all liabilities, obligations, Liens (including Permitted Liens), rights or benefits arising out of or directly relating to such matters; provided, however, that the Retained Matters shall not include any dispute between Sampson, on the one hand, and the counterparties to the Retained Matters or any of their Affiliates, successors, or assignees thereof, on the other hand, arising after Closing, regardless of any factual similarity to those claims encompassed in the Retained Matters as of the Closing Date; provided, that the limitation in the foregoing proviso shall not apply to liabilities arising out of any conduct, action or inaction of Transferor prior to or after Closing in connection with the Retained Matters. “Retained Matters” shall not include items 2(a) and 2(b) set forth on Schedule 1.1 for purposes of Sections 5.8(b), 5.8(c), and 5.8(d).

“Sale Unit Price” means the volume-weighted average price of a Transferee Unit for the 20 consecutive trading days immediately preceding the Execution Date (unless at the Closing, the closing price of a Transferee Unit as of the trading day most recent preceding the Closing Date has increased or decreased from such average price by more than 10%, in which case the Sale Unit Price shall be increased or decreased, as applicable, by (a) the absolute value of the percentage of such deviation minus (b) 10%).

“Sampson” has the meaning set forth in the recitals.

“Sampson Secondary Supply Agreement” has the meaning set forth in Section 2.4(a)(v).

“Sampson Plant” has the meaning set forth in the recitals.

“Sampson-Chesapeake Terminal Services Agreement” means the Terminal Services Agreement, dated November 24, 2014, between Enviva Port of Chesapeake, LLC and Transferor, as assigned from Transferor to Sampson pursuant to that certain Assignment and Assumption Agreement dated as of September 26, 2016.

“Sampson-Chesapeake Terminal Services Agreement Termination” has the meaning set forth in Section 2.4(a)(vii).

“Sampson-Wilmington Terminal Services Agreement” has the meaning set forth in Section 2.4(a)(vi).

“Sampson County Incentive Agreement” means that certain Incentive Agreement by and between Enviva Pellets Sampson, LLC and Sampson Country, North Carolina, dated October 25, 2013, as amended by the First Amendment to Incentive Agreement by and between Enviva Pellets Sampson, LLC and Sampson Country, North Carolina, dated July 10, 2014.

“SEC” has the meaning set forth in Section 4.8.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

“Straddle Period” has the meaning set forth in Section 5.4(b).

“Substantially Complete” means (i) all portions of the Sampson Plant have been completed and can be used for their intended purposes in accordance with applicable Laws and permits, (ii) the Sampson Plant has commenced commercial operations, and (iii) except with respect to the Retained Matters, no warranty claims or other claims under any Construction Contract are (A) outstanding or (B) to the Knowledge of Transferor, pending.

“Target Working Capital” has the meaning set forth in Section 2.5(a).

“Tax” or “Taxes” means (i) any taxes and similar assessments imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, sales, use, real property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, actual or estimated, or other similar charge, including any interest, penalty, or addition thereto, whether disputed or not and (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto).

“Tax Contest” has the meaning set forth in Section 5.4(d).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Transfer Tax” means all sales, use, goods, services, transfer, stamp, recording, and similar Taxes and fees incurred by or on behalf of a Party or Sampson as a result of the transactions contemplated by this Agreement, as imposed by applicable Law.

“Transferee” has the meaning set forth in the preamble.

“Transferee Financial Statements” has the meaning set forth in Section 4.8.

“Transferee Indemnitees” has the meaning set forth in Section 7.2(a).

“Transferee SEC Documents” has the meaning set forth in Section 4.8.

“Transferee Units” means common units representing limited partner interests in Transferee.

“Transferor” has the meaning set forth in the preamble.

“Transferor Approvals and Consents” has the meaning set forth in Section 3.4.

“Transferor Indemnitees” has the meaning set forth in Section 7.2(b).

“Wilmington” has the meaning set forth in Section 2.4(a)(vi).

EXHIBIT B

FORM OF INTEREST CONVEYANCE

[See attached.]

B-1

EXHIBIT C

FORM OF DONG CONTRACT ASSIGNMENT

[See attached]

C-1

EXHIBIT D

FORM OF SAMPSON SECONDARY SUPPLY AGREEMENT

[See attached.]

D-1

EXHIBIT E

FORM OF SAMPSON-WILMINGTON TERMINAL SERVICES AGREEMENT

[See attached.]

E-1

EXHIBIT F

FORM OF SAMPSON-CHESAPEAKE TERMINAL SERVICES AGREEMENT TERMINATION

[See attached.]

F-1

EXHIBIT G

REGISTRATION RIGHTS

[Reserved.]

G-1

EXHIBIT H

FORM OF DONG LETTER AGREEMENT

[See attached.]

H-1